                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             SOLECTRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                             SOLECTRON CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 11, 2000

To the Stockholders of Solectron Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Solectron Corporation (the "Company"), a Delaware corporation, will be held on Tuesday, January 11, 2000, at 9:00 a.m., local time, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, CA 98054, for the following purposes:

          1. To elect ten (10) directors to serve for the ensuing year and until their successors are duly elected and qualified.

          2. To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Company from 400,000,000 to 800,000,000 shares.

          3. To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 25, 2000.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on November 16, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has already returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ Susan Wang
                                          Susan Wang

                                          Secretary

Milpitas, California

December 10, 1999

                             YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested either to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States or vote by telephone or via the Internet as instructed on the enclosed card.

                             SOLECTRON CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of Solectron Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, January 11, 2000, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, CA 98054. The Company's telephone number is (408) 957-8500.

     These proxy solicitation materials were mailed on or about December 10, 1999 to all stockholders of record at the close of business on November 16, 1999 (the "Record Date"). A copy of the Company's Annual Report to Stockholders for the year ended August 27, 1999 ("Fiscal 1999"), including financial statements, was sent to the stockholders prior to or concurrently with this Proxy Statement.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the Record Date, 272,217,489 shares of the Company's Common Stock were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Susan Wang) at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING AND SOLICITATION

     On all matters other than the election of directors, each share has one vote. See "Proposal One -- ELECTION OF DIRECTORS -- Required Vote."

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegraph or letter.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING FOR FISCAL YEAR 2000

     Proposals of stockholders of the Company which are to be presented by such stockholders at the Company's Annual Meeting for the year ended August 25, 2000 ("Fiscal 2000") must be received by the Company no later than August 12, 2000 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to Solectron Corporation at 847 Gibraltar Drive, Milpitas, CA 95035, Attention:
Secretary.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Board of Directors (the "Board") currently consists of ten persons. All ten positions on the Board are to be elected at this meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company's nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxyholders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them, are set forth below.

                                                                                       DIRECTOR
           NAME OF NOMINEE             AGE            PRINCIPAL OCCUPATION              SINCE
           ---------------             ---            --------------------             --------
Dr. Koichi Nishimura.................  61     President, Chief Executive Officer         1991
                                              and Chairman of the Board of the
                                              Company
Dr. Winston H. Chen(1)...............  58     Chairman, Paramitas Foundation             1978
Richard A. D'Amore...................  46     General Partner, North Bridge Venture      1985
                                              Partners
Charles A. Dickinson(1),(3),(4)......  75     Independent Management Consultant          1984
Heinz Fridrich(2),(4)................  66     Faculty, University of Florida             1996
Dr. Philip V. Gerdine(2).............  60     Independent Consultant                     1998
William A. Hasler(3),(4).............  57     Co-Chief Executive Officer, Aphton         1998
                                              Corporation
Dr. Kenneth E. Haughton(3)...........  71     Independent Consultant                     1985
Dr. Paul R. Low(2)...................  66     President, PRL Associates                  1993
Osamu Yamada(1)......................  70     Independent International Management       1994
                                              Consultant

---------------
(1) Member of the Nominating Committee.

(2) Member of the Audit and Finance Committee.

(3) Member of the Compensation Committee.

(4) Member of Information Technology Committee.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five (5) years. There is no family relationship between any director or executive officer of the Company.

     Dr. Koichi Nishimura has served as Chairman of the Board since 1996, Chief Executive Officer since 1992 and President since 1990. He was Co-Chief Executive Officer from 1991 to 1992 and Chief Operating Officer from 1988 to 1991. He was also a director of the Board since 1991 before serving as Chairman of the Board. From 1964 to 1988, Dr. Nishimura was with International Business Machines Corporation (IBM) in various technology and management positions. Dr. Nishimura serves as a director on the boards of Merix Corporation, the Center for Quality Management and the Santa Fe Institute. He also serves on the Baan Company supervisory board, the advisory board of Santa Clara University's Leavey School of Business, and the board of the Santa Clara Valley Manufacturing Group. Dr. Nishimura serves as a member of the Board of Directors in the capacity of Vice President for the Foundation for the Malcolm Baldrige National Quality Award, Inc.

     Dr. Winston H. Chen is a founder of the Company and has served as a director of the Company since 1978, Chairman of the Board of Directors from 1990 to March 1994, President from 1979 to 1990, Chief Executive Officer from 1984 to 1991, and as Co-Chief Executive Officer from 1991 to 1992. Dr. Chen is currently Chairman of Paramitas Foundation, a position he has held since 1990. From 1970 to 1978, Dr. Chen served as Process Technology and Development Manager of IBM. He also serves as a director of Intel Corporation and Edison International.

     Mr. Richard A. D'Amore has served as a director of the Company since 1985. Mr. D'Amore has been a general partner of North Bridge Venture Partners since 1992. He also serves as a director of Veeco Instruments, Inc., Xionics Document Technologies, Inc., Silverstream Software and several private companies.

     Mr. Charles A. Dickinson has served as a director of the Company since 1984, and served as Chairman of the Board of Directors from 1986 to 1990 and from 1994 to September 1996. He served as an independent management consultant to the Company from 1991 to 1993. He served as President, Solectron Europe, from 1993 to February 1996. From 1986 to 1990, Mr. Dickinson was Chairman of the Board of Directors, President and Chief Executive Officer of Vermont Micro Systems, Inc. He also serves as a director of Aavid Thermal Technologies, Inc., LeCroy Corporation and a privately-held corporation.

     Mr. Heinz Fridrich has served as a director of the Company since April 1996. He has been a member of the faculty of the University of Florida since 1993. From 1950 to 1993, Mr. Fridrich held a number of manufacturing and operations management positions in Europe and the United States with IBM. He also serves as a director of Central Hudson Gas & Electric Company and Veeco Instruments, Inc.

     Dr. Philip V. Gerdine has served as a director of the Company since May 1998. Dr. Gerdine served as Executive Director, Siemens AG and as managing director of The Plessey Company from September 1989 to September 1998 and previously was Vice President-Corporate Development of Siemens Corporation. Dr. Gerdine has held senior management positions with General Electric Co., Price Waterhouse and The Boston Consulting Group. He currently serves as a director of Applied Materials, Inc.

     Mr. William A. Hasler has served as a director of the Company since May 1998. Mr. Hasler is currently co-chief executive officer of Aphton Corporation, an international biotechnology firm. Prior to joining Aphton, he was Dean and Department Chair of the Haas School of Business at the University of California, Berkeley. He currently serves as a director of Walker Interactive Systems, Inc., TCSI Corporation, Tenera, Inc. and DiTech Corporation. In addition, Mr. Hasler is a member of the Compensation Committee of TCSI Corporation, Tenera, Inc. and DiTech Corporation.

     Dr. Kenneth E. Haughton has served as a director of the Company since 1985. Since 1991, Dr. Haughton has been an independent consultant. From 1990 to 1991, he was Vice President of Engineering at Da Vinci Graphics. From 1989 to 1990, Dr. Haughton was an independent consultant, and from 1982 to 1989, he served as Dean of Engineering at Santa Clara University. He also serves as a director of Seagate Technology.

     Dr. Paul R. Low has served as a director of the Company since 1993. He is currently President of PRL Associates, a position he has held since 1992. Dr. Low worked for IBM from 1957 to 1992. During his tenure at IBM, Dr. Low held senior management and executive positions with successively increasing responsibility, including President, General Technology Division and IBM Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line, also serving on IBM's corporate management board. He also serves as a director of Applied Materials, Inc., Veeco Instruments, Inc., NCD and Xion.

     Mr. Osamu Yamada has served as a director of the Company since 1994. Mr. Yamada has been an independent international business consultant since November 1996. From October 1991 to November 1996, Mr. Yamada served as an advisor to The Mitsubishi Bank, Limited and the Bank of Tokyo/Mitsubishi. From 1990 to 1991, he was Chairman and Chief Executive Officer of BankCal Tri-State Corporation, a wholly owned subsidiary of The Mitsubishi Bank, Limited. From 1987 to 1990, he was Senior Managing Director of The Mitsubishi Bank, Limited, and in an overlapping period from 1985 to 1990, he was also Chairman, President and Chief Executive Officer of Bank of California. Prior to 1985, he held a number of key management positions with The Mitsubishi Bank, Limited organization. Mr. Yamada currently serves on a number of boards of major universities and cultural centers.

BOARD MEETINGS AND COMMITTEES

     The Board held a total of 6 regular meetings, 8 special meetings and 5 telephonic meetings during Fiscal 1999.

     During Fiscal 1999, each director attended more than 75% of the meetings of the Board and meetings of committees upon which such director served.

     The Audit and Finance Committee of the Board currently consists of Dr. Paul
R. Low, Heinz Fridrich and Dr. Philip V. Gerdine. This committee oversees the Company's internal financial control systems and procedures, reviews and approves the Company's financial statements, and coordinates and approves the activities of the Company's auditors. This committee also oversees the Company's capital and financing matters. The Audit and Finance Committee held 3 meetings during Fiscal 1999.

     The Compensation Committee of the Board is currently composed of Dr. Kenneth E. Haughton, Charles A. Dickinson and William A. Hasler. This committee is responsible for establishing compensation guidelines for executives of the Company, reviewing and approving executive bonus plans and providing guidance with respect to other compensation issues, such as incentive stock option grants. The Compensation Committee held a total of 2 meetings during Fiscal 1999.

     The Nominating Committee of the Board currently consists of Charles A. Dickinson, Dr. Winston H. Chen, and Osamu Yamada. This committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board. The Nominating Committee held 1 meeting during Fiscal 1999.

     The Information Technology Committee of the Board currently consists of Heinz Fridrich, Charles A. Dickinson and William A. Hasler. This committee is responsible for addressing the Company's Information Technology needs from the Board's perspective. The Information Technology Committee held 7 meetings during Fiscal 1999.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company ("Outside Directors") receive annual retainers of $20,000. In addition, each Outside Director is paid $3,000 for each meeting of the Board attended, $500 for each telephonic Board meeting attended and $1,500 for each committee meeting attended in Fiscal 1999. Outside Directors may also receive consulting fees for projects completed at the request of management. Employee directors are not compensated for their service on the Board or on committees of the Board.

     Options to purchase shares of the Company's common stock are granted to Outside Directors under the 1992 Stock Option Plan (the "Option Plan") only in accordance with an automatic, non-discretionary grant mechanism. The Option Plan provides, with respect to Outside Directors, for an automatic grant on December 1 of each year of a nonstatutory option to purchase six thousand (6,000) shares (pro rata for the portion of the first fiscal year of service as an Outside Director) of the Company's Common Stock at a per share exercise price of 100% of the fair market value on the date of grant.

REQUIRED VOTE

     Each stockholder voting in the election of directors is entitled to cumulate such stockholder's votes. Each stockholder who elects to cumulate votes shall be entitled to as many votes as equals the number of directors to be elected multiplied by the number of shares held by such stockholder, and the stockholder may cast all such votes for a single director or distribute such votes among as many candidates as the stockholder may see fit. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the votes. The ten nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority ("Broker Non-Votes"), will be counted as present for purposes of determining the presence or absence of a quorum.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

     As a result of strategic acquisitions and equity incentives to employees, officers and directors, the Company has issued or reserved for issuance a significant amount of its authorized Common Stock. Therefore, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the first paragraph of Article Four of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 400,000,000 to 800,000,000 shares. Accordingly, the Board of Directors has unanimously approved the proposed amendment to the first paragraph of Article Four of the Certificate of Incorporation (the "Amendment") and hereby solicits the approval of the Company's stockholders of the Amendment. If the stockholders approve the Amendment, the Board of Directors currently intends to file an amendment to the Company's Certificate of Incorporation reflecting the Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the Amendment is not approved by the stockholders, Article Four of the existing Certificate of Incorporation will continue in effect.

     The objective of the increase in the authorized number of shares of Common Stock is to ensure that the Company has sufficient shares available for future issuances. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, funding future financings or acquisitions or effecting stock splits or dividends.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     If the stockholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without a further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of New York Stock Exchange or any securities exchange on which shares of Common Stock of the Company are then listed. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company is required for approval of this proposal. Abstentions and broker non-votes will each be counted as votes against the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                 PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP ("KPMG"), independent auditors, to audit the financial statements of the Company for Fiscal 2000. KPMG has audited the Company's financial statements since the Company's 1985 fiscal year. Representatives of KPMG are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of KPMG.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the "SEC") thereunder require the Company's executive officers and directors, and persons who own more than

10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during Fiscal 1999 all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions, which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party. The agreements have been approved by the majority vote of the disinterested stockholders of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of November 16, 1999 information relating to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, (iv) and all directors and executive officers as a group.

                                                                                   APPROXIMATE
                            NAME                              AMOUNT OWNED(1)    PERCENTAGE OWNED
                            ----                              ---------------    ----------------
The Equitable Companies Incorporated........................    32,100,000            11.79%
  787 Seventh Avenue
  New York, NY 10019
FMR Corporation.............................................    19,203,220(2)          7.05%
  82 Devonshire Street
  Boston, MA 02109-3614
Dr. Winston H. Chen.........................................       708,000(3)             *
Dr. Koichi Nishimura........................................       599,808(4)             *
Susan Wang..................................................       565,712(5)             *
Walter W. Wilson............................................       477,090(6)             *
Charles A. Dickinson........................................       278,652(7)             *
Ken Tsai....................................................       216,863(8)             *
Dr. Saeed Zohouri...........................................       138,967(9)             *
Dr. Kenneth E. Haughton.....................................       110,200(10)            *
Dr. Paul R. Low.............................................       102,000(11)            *
Richard A. D'Amore..........................................        66,000(12)            *
Heinz Fridrich..............................................        35,000(13)            *
Osamu Yamada................................................        20,500(14)            *
Dr. Philip V. Gerdine.......................................        12,700(15)            *
William A. Hasler...........................................        12,000(16)            *
All directors and executive officers as a group (17
  persons)..................................................     3,465,784(17)         1.26%

---------------
  *  Less than one percent (1%).

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Solectron Common Stock subject to options held by that person that will be exercisable on or before January 16, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes 61,644 shares issuable upon conversion of the Company's Liquid Yield Option Notes due 2019 (Zero Coupon-Senior) at a conversion rate of
     7.472 shares per note.

 (3) Includes 72,000 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

 (4) Includes 359,372 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

 (5) Includes 331,249 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

 (6) Includes 224,749 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

 (7) Includes 121,980 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

 (8) Includes 149,300 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

 (9) Includes 124,945 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(10) Includes 72,000 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(11) Includes 96,000 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(12) Includes 66,000 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(13) Includes 34,000 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(14) Includes 20,500 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(15) Includes 12,000 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(16) Includes 12,000 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

(17) Includes 1,817,508 shares issuable upon the exercise of stock options that are exercisable on or before January 16, 2000.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation for services to the Company in all capacities.

                                                         ANNUAL             LONG-TERM
                                                    COMPENSATION(1)      COMPENSATION(2)    ALL OTHER
                                                  --------------------    OPTIONS/SARS     COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)       (#)(2)           ($)(3)
       ---------------------------         ----   ---------   --------   ---------------   ------------
Dr. Koichi Nishimura.....................  1999   $660,000    $940,010       100,000         $ 8,805
  President, Chief Executive Officer and   1998    485,552     727,887        90,000           7,650
  Chairman of the Board of Directors       1997    475,020     626,352       140,000           5,695
Dr. Saeed Zohouri........................  1999    425,022     882,060        55,800          10,388
  Senior Vice President and                1998    352,926     510,596        30,000           4,485
  Chief Operating Officer                  1997    249,890     433,872       120,000           3,145
Susan Wang...............................  1999    400,010     715,010        44,000          10,089
  Senior Vice President, Chief             1998    374,962     391,399        30,000           4,485
  Financial Officer and Secretary          1997    249,990     368,111        48,000           2,832
Walter W. Wilson.........................  1999    425,022     678,210        44,000          10,736
  Senior Vice President, Business          1998    350,022     419,015        30,000           4,575
  Integration and Information Technology   1997    268,268     378,660        40,000           3,110
Ken Tsai.................................  1999    300,000     517,365        44,000           4,593
  Senior Vice President and President,     1998    244,490     362,490        30,000             931
  Solectron Asia                           1997    224,978     324,417        60,000             863

---------------
(1) Perquisites are not included since the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with regulations promulgated by the Securities and Exchange Commission (the "SEC"); therefore, the Other Annual Compensation has not been included in this table. Bonus compensation reported for fiscal years 1999, 1998 and 1997 was earned in that fiscal year, but may have been paid in the subsequent fiscal year.

(2) The Company has not granted any stock appreciation rights or restricted stock awards and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the SEC. Amounts reported have been adjusted to reflect a 2 for 1 stock split of the Company's common stock, which occurred in February 1999.

(3) Amounts represent the Company's contributions to a 401(k) plan, the taxable benefit of premium payments under split dollar life insurance policies, and premiums under an executive group term life insurance policy.

STOCK OPTION GRANTS AND EXERCISES

     The following tables set forth, for the executive officers named in the Summary Compensation Table, the stock options granted under the Company's stock option plans and the options exercised by such executive officers during Fiscal 1999.

STOCK OPTION GRANTS IN FISCAL 1999

                                                 INDIVIDUAL GRANTS
                                 -------------------------------------------------
                                            PERCENT OF                               POTENTIAL REALIZABLE VALUE
                                              TOTAL                                    AT ASSUMED ANNUAL RATES
                                             OPTIONS                                 OF STOCK PRICE APPRECIATION
                                 OPTIONS    GRANTED TO    EXERCISE OR                    FOR OPTION TERM(2)
                                 GRANTED   EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
             NAME                (#)(1)    FISCAL YEAR     ($/SHARE)       DATE         5%($)          10%($)
             ----                -------   ------------   -----------   ----------   ------------   ------------
Dr. Koichi Nishimura...........  100,000       1.69%       $26.5938      9/23/05      $1,082,635     $2,522,999
Dr. Saeed Zohouri..............   55,800        .94         26.5983      9/23/05         604,110      1,407,834
Susan Wang.....................   44,000        .74         26.5938      9/23/05         476,359      1,110,120
Walter W. Wilson...............   44,000        .74         26.5938      9/23/05         476,359      1,110,120
Ken Tsai.......................   44,000        .74         26.5938      9/23/05         476,359      1,110,120

---------------
(1) These options become exercisable as to one forty-eighth ( 1/48) of the shares after each month from the date of grant.

(2) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven (7) year option term. Potential realizable value is shown net of exercise price. These amounts are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND YEAR-END VALUES

                                                               TOTAL NUMBER OF            VALUE OF UNEXERCISED,
                                                                 UNEXERCISED              IN-THE-MONEY OPTIONS
                            SHARES                             OPTIONS HELD AT                   HELD AT
                           ACQUIRED                          FISCAL YEAR END(#)           FISCAL YEAR END($)(2)
                              ON            VALUE        ---------------------------   ---------------------------
          NAME            EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------------   -----------   -------------   -----------   -------------
Dr. Koichi Nishimura....    268,208      $ 8,064,899       324,787        165,213      $19,688,816    $8,622,105
Dr. Saeed Zohouri.......    175,980        2,907,359        98,395        101,009        5,829,678     5,466,185
Susan Wang..............     80,000        1,086,248       318,206         63,794       20,411,391     3,293,039
Walter W. Wilson........    180,000        6,175,481       212,372         61,628       13,403,461     3,159,221
Ken Tsai................    311,384       11,522,494       135,570         67,046        8,270,799     3,493,951

---------------
(1) Fair market value of underlying securities at exercise minus the exercise price.

(2) Calculated based upon the August 27, 1999 fair market value share price of $73.75 less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

                         COMPENSATION COMMITTEE REPORT

INTRODUCTION

     The Compensation Committee (the "Committee") of the Board is charged with the responsibility of reviewing all aspects of the Company's executive compensation programs and administering the Company's stock option plans. In Fiscal 1999, the members of the Committee were Messrs. Haughton, Dickinson and Hasler, all of whom are non-employee directors of the Company. The Committee meets at the beginning of each fiscal year to establish target base compensation levels for the Company's executive officers for the following fiscal year and to finalize bonuses for the previous fiscal year.

COMPENSATION PHILOSOPHY

     The Company's executive compensation policies are designed to attract and retain qualified executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's financial goals, and to link executive compensation and stockholder interests through bonuses and equity-based plans. The Committee believes that strong financial performance, on a sustained basis, is the most certain avenue through which the Company can positively affect long-term stockholder return. Furthermore, the Company believes that, in order to attract and retain the most qualified executives in the industry, its compensation policies must be competitive with other companies of comparable size and in similar industries and must reinforce strategic performance objectives through the use of incentive compensation programs. In order to provide incentive to executive officers, a large percentage of their annual compensation is paid as a bonus. The amount of the bonus for each person is determined on the basis of several indicators of corporate performance as outlined below.

COMPENSATION PLANS

     The following are the key components of the Company's executive officer compensation:

     Base Compensation. The Committee establishes base salaries for executive officers based on its review of base salaries of executive officers in companies of comparable size and in similar industries. A majority of the companies used by the Committee in its review of salaries of other companies are a part of the H&Q Technology Index used in the "Performance Graph" below.

     Bonuses. The Company's executive bonus plan provides for incentive compensation to the Company's executive officers and other key employees and is determined cumulatively on a quarterly basis based principally on certain performance measures. The performance measures include worldwide corporate performance, regional and site performance and individual performance. Worldwide, regional and site performance are measured based on targets with respect to the Company's economic value created, defined as profit before taxes less cost of capital charge against net assets employed, terms as defined in the Company's plan. The Committee believes that these factors are indicative of overall corporate performance and stockholder value. Individual performance is measured based on goals related to each person's function within the organization. Employees accrue bonuses each quarter based on performance against year-to-date profit and asset utilization targets. However, only approximately 26% of such accrued bonuses vest and are payable quarterly. The remaining accrued bonus balances vest at the fiscal year end and are payable upon final determination of earned bonuses.

     Long-Term Incentive Compensation. The Company's Option Plan provides for long-term incentive compensation for employees of the Company, including executive officers. A significant portion of the total compensation package for the Company's executive officers is in the form of stock option awards. These awards give employees an equity interest in the Company, thereby aligning the interests of executive officers and stockholders and providing incentive to maximize stockholder value.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation for the Company's Chief Executive Officer (CEO) for Fiscal 1999 was comprised of a base salary component and a bonus component. The Committee met at the beginning of Fiscal 1999 and reviewed CEO compensation for companies of comparable size and similar industries in order to establish a base salary for the Company's CEO. The Committee established a close tie between Company performance and CEO compensation by designating a large portion of total annual compensation as bonus. The Committee established corporate performance goals of economic value created, defined as profit before taxes less a cost of capital charge against net assets employed, terms as defined in the Company's plan. At the beginning of Fiscal 2000, the Committee evaluated the Company's Fiscal 1999 performance in light of the goal established in the previous year. The Committee found that the corporate performance target level had been met or exceeded and that in addition, the Company's CEO had exceeded his personal performance goals for strategic leadership, growth, increase in stockholder value and organizational and human resource development thereby entitling him to his full bonus payment.

MEMBERS OF THE COMPENSATION COMMITTEE

    Dr. Kenneth E. Haughton
     Charles A. Dickinson
     William A. Hasler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither Dr. Kenneth E. Haughton, Charles A. Dickinson or William A. Hasler, the members of the Compensation Committee, is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the Compensation Committee.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the S&P 500 Index and the H&Q Technology Index for the five fiscal years commencing August 26, 1994 and ending August 27, 1999, assuming an investment of $100 and the reinvestment of any dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

                            CUMULATIVE TOTAL RETURN

                                                  SOLECTRON CORPORATION       H&Q TECHNOLOGY INDEX            S&P 500 INDEX
                                                  ---------------------       --------------------            -------------
8/94                                                      100.00                     100.00                      100.00
8/95                                                      116.39                     170.12                      121.45
8/96                                                      122.54                     170.95                      144.19
8/97                                                      274.59                     272.60                      202.81
8/98                                                      270.90                     230.00                      219.22
8/99                                                     1026.23                     494.77                      306.52

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Susan Wang
                                          Susan Wang

                                          Secretary

Dated: December 10, 1999

SOLECTRON
www.solectron.com

PROXY SERVICES
P.O. BOX 9079
FARMINGDALE, NY 11735


VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy/voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Have your proxy/voting instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to vote your proxy.

VOTE BY MAIL
Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return to Solectron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:


                                      SOLCOR  KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOLECTRON CORPORATION

1.  ELECTION OF DIRECTORS
    (EXCEPT AS MARKED TO THE CONTRARY BELOW AUTHORITY
    TO VOTE FOR ALL NOMINEES LISTED BELOW)                FOR  WITHHOLD  FOR ALL
                                                          ALL    ALL     EXCEPT:
    01) Koichi Nishimura, Ph.D., 02) Winston H. Chen,     [ ]    [ ]       [ ]
    Ph.D., 03) Richard A. D'Amore, 04) Charles A.
    Dickinson, 05) Heinz Fridrich, 06) Phillip V.
    Gerdine, Ph.D., 07) William A. Hasler, 08) Kenneth    To withhold authority
    E. Haughton, Ph.D., 09) Paul R. Low, Ph.D. and        to vote, mark "For All
    10) Osamu Yamada.                                     Except" and write the
                                                          nominee's number on
                                                          the line below.

                                                          ----------------------

VOTE ON PROPOSALS                                         FOR   AGAINST  ABSTAIN

2.  PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S     [ ]     [ ]      [ ]
    CERTIFICATE OF INCORPORATION INCREASING THE NUMBER
    OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY
    FROM 400,000,000 TO 800,000,000 SHARES.

3.  PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS     [ ]     [ ]      [ ]
    THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL
    YEAR ENDING AUGUST 25, 2000.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

---------------------------------------    ------------------------------------

---------------------------------------    ------------------------------------
Signature (PLEASE SIGN WITHIN BOX) Date    Signature (Joint Owners)        Date

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF SOLECTRON CORPORATION
                   FISCAL 1999 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Koichi Nishimura, Ph.D. and Susan Wang, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Solectron Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California 98054 on Tuesday, January 11, 2000 at 9:00 a.m. Pacific Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals set forth below and as more particularly described in the Proxy Statement of the Company dated December 10, 1999 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's Annual Report for the year ended August 27, 1999.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 3.

                                     CONTINUED AND TO BE SIGNED ON REVERSE SIDE.